PRODUCT SUPPLEMENT ARN-PF	Filed pursuant to Rule 424(b)(2)
(To prospectus supplement dated November 9, 2007	Registration No. 333-143992-01
and prospectus dated July 13, 2007)
AIG Program Funding, Inc.
Medium-Term Notes, Series AIG-FP(PF)
Accelerated Return NotesSM
fully and unconditionally guaranteed by
American International Group, Inc.

The Notes:
•	We may offer from time to time Accelerated Return NotesSM (the “Notes”). The Notes will be senior unsecured debt securities of AIG Program Funding, Inc., fully and unconditionally guaranteed by our parent company, American International Group, Inc. and part of a series entitled “Medium-Term Notes, Series AIG-FP(PF)”. The Notes will be linked to a market measure, which will be described in the pricing supplement described below. This product supplement describes some of the general terms that apply to the Notes and the general manner in which they may be offered and sold. When we offer the Notes, we will provide investors with one or more additional supplements (each of which may be called “pricing supplements”) which will describe the specific terms of that issue of Notes. These pricing supplements will identify the market measure that will be used to calculate a return on the Notes offered thereby, and any additions or changes to the terms specified in this product supplement.

•	The Notes are designed for investors who are seeking exposure to a specific market measure (the “Market Measure”) and who anticipate that the value of such Market Measure will increase from the starting value of the Market Measure on the date an issue of the Notes are priced for initial sale to the public (the “Pricing Date”) to the ending value of the Market Measure on the calculation date or dates as the case may be, shortly before the maturity date of such issue of Notes (the “Ending Value”).

•	There will be no principal protection on the Notes and therefore you may lose some or all of your investment. The return on your Notes will be subject to the Capped Value (as defined below) per unit, if any, set forth in the applicable pricing supplement.

•	There will be no interest or other payments on the Notes prior to the maturity date and we cannot redeem the Notes prior to the maturity date, unless otherwise provided in the applicable pricing supplement.

•	A Market Measure may be a commodity- or equity-based index or indices, the value of a single commodity or item, any other statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or any combination thereof. Each Market Measure allows investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the Market Measure, from the Starting Value to the Ending Value (each as defined in this product supplement).
•	If provided for in the applicable pricing supplement, we may apply to have the Notes listed on a securities exchange or quotation system. If approval of such an application is granted, the Notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that any Notes will be listed or, if listed, will remain listed for the entire term of the Notes.
Payment on the maturity date:
•	The amount you receive on the maturity date (the “Redemption Amount”) will be based upon the direction of and percentage change in the value of the Market Measure from the Starting Value of such Market Measure on the Pricing Date of such offering of Notes to the Ending Value of such Market Measure determined on a certain calculation date or dates shortly before the maturity date of such Notes, as set forth in the applicable pricing supplement. If the value of the Market Measure:
•	has increased, on the maturity date you will receive a payment per unit equal to the original public offering price of the Notes of such issue (the “Original Offering Price”) plus an amount equal to the Original Offering Price multiplied by triple the percentage increase of the Market Measure, up to the Capped Value per unit applicable to such issue of Notes;

•	has decreased, on the maturity date you will receive a payment per unit based upon that percentage decrease and, as a result, you may receive less, and possibly significantly less, than the Original Offering Price per unit, or even no payment; or

•	is unchanged, on the maturity date you will receive a payment per unit equal to the Original Offering Price.
•	As set forth in the applicable pricing supplement, an affiliate of ours will be our agent for purposes of determining, among other things, the Starting Value and the Ending Value, and calculating the Redemption Amount (in such capacity, the “Calculation Agent”).

          Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.
          Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-4 of this product supplement and beginning on page 90 of the accompanying prospectus.

          Concurrently with the pricing of an offering of the Notes, we intend to enter into a swap transaction with an affiliate of the underwriter, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), to hedge completely our market risk under the Notes. Assuming there are no changes in the level of the Market Measure and no changes in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower, and could be substantially lower, than the original public offering price of the Notes. For more information, see “Risk Factors.”
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is January 17, 2008.
Accelerated Return NotesSM is a service mark of Merrill Lynch & Co., Inc., and has been authorized for use by AIG Program Funding, Inc.

Product Supplement ARN-4

RISK FACTORS	PS-4
DESCRIPTION OF THE NOTES	PS-10
THE MARKET MEASURE	PS-15
UNITED STATES FEDERAL INCOME TAXATION	PS-17
ERISA CONSIDERATIONS	PS-18
USE OF PROCEEDS AND HEDGING	PS-18
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-18
INDEX OF CERTAIN DEFINED TERMS	PS-19

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS	S-1
USE OF PROCEEDS	S-1
DESCRIPTION OF NOTES WE MAY OFFER	S-1
UNITED STATES TAXATION	S-28
ERISA CONSIDERATIONS	S-45
SUPPLEMENTAL PLAN OF DISTRIBUTION	S-47
VALIDITY OF THE NOTES	S-49

Prospectus

PROSPECTUS SUMMARY	1
USE OF PROCEEDS	5
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	5
DESCRIPTION OF DEBT SECURITIES AIG MAY OFFER	6
DESCRIPTION OF WARRANTS AIG MAY OFFER	17
DESCRIPTION OF PURCHASE CONTRACTS AIG MAY OFFER	28
DESCRIPTION OF UNITS AIG MAY OFFER	33
DESCRIPTION OF PREFERRED STOCK AIG MAY OFFER	38
DESCRIPTION OF COMMON STOCK AIG MAY OFFER	45
MARKET PRICE AND DIVIDEND INFORMATION	47
DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES AIG MAY OFFER	48
DESCRIPTION OF AIG GUARANTEES	59
DESCRIPTION OF DEBT SECURITIES AIGPF MAY OFFER	60
DESCRIPTION OF WARRANTS AIGPF MAY OFFER	69
DESCRIPTION OF PURCHASE CONTRACTS AIGPF MAY OFFER	80
DESCRIPTION OF UNITS AIGPF MAY OFFER	85
RISK FACTORS	90
LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE	95
CONSIDERATIONS RELATING TO SECURITIES ISSUED IN BEARER FORM	100
EMPLOYEE RETIREMENT INCOME SECURITY ACT	103
PLAN OF DISTRIBUTION	104
MARKET-MAKING RESALES BY SUBSIDIARIES OF AIG	105
VALIDITY OF THE SECURITIES AND GUARANTEES	106
EXPERTS	106
WHERE YOU CAN FIND MORE INFORMATION	106
CAUTIONARY STATEMENT REGARDING PROJECTIONS AND OTHER INFORMATION ABOUT FUTURE EVENTS	108

          References in this product supplement to “AIGPF”, “we”, “us” and “our” are to AIG Program Funding, Inc., and references to “AIG” are to American International Group, Inc.
          References in this product supplement to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

          This product supplement, together with the prospectus, the prospectus supplement and the pricing supplement which relates to a specific issue of Notes will be referred to herein, collectively, as the prospectus.” You should rely only on the information contained or incorporated by reference in the Notes prospectus. Neither we nor MLPF&S has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor MLPF&S is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in the Notes prospectus is accurate only as of the date on the front cover of the applicable pricing supplement.

RISK FACTORS
          Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying prospectus and in the pricing supplement relating to a specific issue of Notes before deciding whether an investment in the Notes is suitable for you.
General
Your investment may result in a loss
          We will not repay you a fixed amount of principal on the Notes on the maturity date. The Redemption Amount will depend on the direction of and percentage change in the value of the Market Measure from the Starting Value to the Ending Value. Because the value of any Market Measure will be subject to market fluctuations, the Redemption Amount you receive may be less than the Original Offering Price per unit of the Notes. If the Ending Value is less than the Starting Value, the Redemption Amount will be less than the Original Offering Price per unit of the Notes even if the value of the Market Measure is greater than the Starting Value at other points during the term of the Notes. As a result, you may receive less, and possibly significantly less, than the Original Offering Price per unit.
The inclusion in the original issue price of the Notes of distribution costs and projected profits from hedging is likely to adversely affect secondary market prices for the Notes
          Concurrently with the pricing of an offering of the Notes, we intend to enter into a swap transaction with an affiliate of the underwriter, MLPF&S, to hedge completely our market risk under the Notes. See “Supplemental Plan of Distribution” for more information regarding the terms of the swap. Assuming there are no changes in the level of the Market Measure and no changes in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower, and could be substantially lower, than the original public offering price of the Notes. This is due to a number of factors, including that (i) the potential profit to the secondary market purchaser of the Notes may be incorporated into any offered price and (ii) the cost of funding used to value the Notes in the secondary market is expected to be higher than our actual cost of funding incurred in connection with the issuance of the Notes. In addition, the original public offering price of the Notes included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to the Notes, and the projected profit that our swap counterparty may realize in connection with this swap. Further, as a result of dealer discounts, mark-ups or other transaction costs, any of which may be significant in the case of complex financial instruments such as the Notes, the original public offering price may differ from values determined by pricing models used by our swap counterparty or other potential purchasers of the Notes in secondary market transactions.
          MLPF&S is not obligated to make a market in the Notes.
A trading market for the Notes may not develop, which may adversely affect the price you receive if you sell your Notes before the maturity date
          Unless otherwise provided in the applicable pricing supplement, the Notes will not be listed on any futures or securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. This quoted price, or listed price in the case of listed Notes, could be higher or lower than the Original Offering Price. The Notes are not designed to be short-term trading instruments and if you sell your Notes in the secondary market prior to maturity you will not be entitled to principal protection or any minimum return of the principal amount of your Notes sold. Accordingly, you should be able and willing to hold the Notes to maturity.
          If the applicable pricing supplement provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted, the Notes will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the Notes will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on a securities exchange does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market.

          The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Market Measure.
          If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until the stated maturity date. This may adversely affect the price you receive.
Your return is limited and may not reflect the return on a direct investment in the components included in the Market Measure
          The opportunity to participate in the possible increases in the value of the Market Measure through an investment in the Notes is limited because the Redemption Amount will never exceed an amount calculated based on the Capped Value set forth in the applicable pricing supplement. However, in the event that the value of the Market Measure declines from the Starting Value to the Ending Value, you will realize the entire decline. As a result, you may receive less, and possibly significantly less, than the Original Offering Price per unit, or even no payment. Even if the Ending Value of Market Measure is greater than the Starting Value of the Market Measure by more than the Capped Value per unit at maturity, you will only receive the Capped Value.
Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor
          The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the value of the Market Measure. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.
          The value of the Market Measure is expected to affect the trading value of the Notes. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the value of the Market Measure exceeds or does not exceed the Starting Value. However, even if you choose to sell your Notes when the value of the Market Measure exceeds the Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined. In addition, because the payment on the maturity date on the Notes will not exceed the Capped Value set forth in the applicable pricing supplement, we do not expect that the Notes will trade in the secondary market above the Capped Value.
          Changes in the volatility of the Market Measure are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Market Measure increases or decreases, the trading value of the Notes may be adversely affected.
          Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. In general, if United States interest rates increase, we expect that the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect that the trading value of the Notes will increase. If the Market Measure to which your Notes are linked, or any components of such Market Measure, are traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the level of such related Market Measure or component and, thus, the trading value of the Notes may be adversely affected.
          Changes in dividend yields on stocks included in equity-based, excess return Market Measures are expected to affect the trading value of the Notes linked to such Market Measures. In general, if dividend yields on the stocks included in a Market Measure increase, we expect that the trading value of such Notes will decrease and, conversely, if dividend yields on the such stocks decrease, we expect that the trading value of such Notes will increase.
          As the time remaining to the stated maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease. We anticipate that before their stated maturity date, the Notes may trade, if at all, at a value above that which would be expected based on the level of interest rates and the value of the Market Measure. This difference will reflect a “time premium” due to expectations concerning the value of the Market Measure during the period before the stated maturity date of the Notes. However, as the time remaining to the stated

maturity date of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.
          Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase, if any, in the value of the Market Measure from the Starting Value to the Ending Value, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.
          In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the value of the Market Measure will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.
Your yield may be lower than the yield on other debt securities of comparable maturity
          The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of AIGFP or AIG with the same stated maturity date. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date and do not pay interest.
You must rely on your own evaluation of the merits of an investment linked to a Market Measure
          In the ordinary course of their businesses, AIG and MLPF&S or their subsidiaries may express views on expected movements in a Market Measure or in the components of a Market Measure, and these views may be communicated to clients who participate in markets related to a Market Measure. However, such views are subject to change from time to time. Moreover, other professionals who deal in markets related to a Market Measure may at any time have significantly different views from those of AIG or MLPF&S or their affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure or the components of a Market Measure from multiple sources and should not rely on the views expressed by AIG or MLPF&S or their affiliates.
Exchange rate movements may impact the value of the Notes
          The Notes will be denominated in U.S. dollars. Unless otherwise indicated in the applicable pricing supplement, if the value of a Market Measure or any Market Measure component is traded in a currency other than U.S. dollars and, as per the Market Measure, is converted into U.S. dollars or another currency, the amount payable on the Notes on the maturity date will depend in part on the relevant exchange rates.
If the Market Measure to which your Notes are linked is a basket, changes in the value of one or more basket components may offset each other
          For Notes linked to a basket of two or more indices, price movements in the basket components may not correlate with each other. At a time when the value of one or more of the basket components increases, the value of one or more of the other basket components may not increase as much or may even decline in value. Therefore, in calculating the closing value of a basket component on a valuation date, increases in the value of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket components.
          You cannot predict the future performance of any basket components or the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of the other basket components, based on their historical performance.
The respective publishers of the Market Measures may adjust such Market Measure or any component of a Market Measure in a way that affects its level, and these respective publishers have no obligation to consider your interests

          The publishers of each Market Measure (each a “Market Measure Publisher”) can add, delete or substitute the components included in a Market Measure or make other methodological changes that could change the value of such Market Measure. You should realize that the changing of companies, commodities or other components included in a Market Measure may affect such Market Measure, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, a Market Measure Publisher may alter, discontinue or suspend calculation or dissemination of its Market Measure, or our license in respect of such Market Measure may be terminated. Any of these actions could adversely affect the value of the Notes. The Market Measure Publishers have no obligation to consider your interests in calculating or revising the Market Measure.
Purchases and sales by us or the swap counterparty may affect your return
          We intend to hedge our obligations under the Notes by entering into a swap transaction with a swap counterparty. The swap counterparty may be MLPF&S or one of its affiliates. In turn, the swap counterparty may hedge its obligations on the swap transaction, and may adjust those hedges, by buying or selling the Market Measures, components of Market Measures or futures or options contracts on Market Measures or components of the Market Measures at any time and from time to time. If our swap transaction with the swap counterparty were terminated, we may hedge our obligations by engaging in any of the hedging activities described above. In addition, AIG, MLPF&S and their affiliates may from time to time buy or sell the Market Measures, components of Market Measures or futures or options contracts on Market Measures or components of the Market Measures for its own accounts for business reasons. Any of these transactions could adversely affect the price of these components and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us or our affiliates, the swap counterparty, or MLPF&S or its affiliates on or before the Pricing Date may temporarily increase or decrease the prices of a Market Measure or components of a Market Measure. Temporary increases or decreases in the market prices of the Market Measure or component of a Market Measure may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of such Market Measure or component may change subsequent to the Pricing Date of an issue of Notes, affecting the value of the Market Measure and therefore the trading value of the Notes.
Potential conflicts of interest could arise
          AIG Financial Products Corp. (“AIGFP”), our affiliate, may be our agent for the purposes of determining the Starting Value and the Ending Value, and calculating the Redemption Amount. Under certain circumstances, AIGFP as our affiliate and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of a Market Measure can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of a Market Measure, or if our license in respect of a Market Measure is terminated. See the sections entitled “Description of the Notes—Adjustments to the Market Measure” and “Description of the Notes—Discontinuance of the Market Measure or Termination of a Market Measure License” in this product supplement. AIGFP is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we are under common control with AIGFP, potential conflicts of interest could arise.
Tax consequences are uncertain
          The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. On December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. In addition, a member of the House of Representatives recently introduced a bill that, if enacted, would require holders that acquire the Notes after the bill is enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Notes. See the section entitled “United States Federal Income Taxation” in this product supplement.
Equity-Based Market Measures

If the Market Measure to which your Notes are linked is equity-based, you will not have the right to receive cash dividends or exercise ownership rights with respect to the component stocks included in such Market Measure
          If the Market Measure to which your Notes are linked is equity-based, you will not have voting rights or rights to receive cash dividends or other ownership rights in the stocks included in such Market Measure and your return on the Notes will not reflect the return you would realize if you actually owned the component stocks included in the Market Measure and received the dividends paid on those stocks. This is because the Calculation Agent will calculate the amount payable to you on the maturity date by reference to the Ending Value. Additionally, the Ending Values of certain equity based indices reflect only the prices of the common stocks included in the component stocks and do not take into consideration the value of dividends paid on those stocks.
If the Market Measure to which your Notes are linked includes stocks traded on foreign exchanges, your return may be affected by factors affecting international securities markets
          Equity-based Market Measures that include stocks traded on foreign exchanges are computed by reference to the value of the equity securities of companies listed on a foreign exchange or exchanges. The return on the Notes will be affected by factors affecting the value of securities in the relevant markets. The relevant foreign securities markets may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission. Additionally, accounting, auditing and financial reporting standards and requirements in foreign countries differ from those applicable to United States reporting companies.
          The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
Commodity-Based Market Measures
If the Market Measure to which your Notes are linked is commodity-based, ownership of the Notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Market Measure
          If the Market Measure to which your Notes are linked is commodity-based, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights, either directly or indirectly through us or our affiliates, with respect to, any of the commodities or commodity futures included in such Market Measure.
Trading in the components of a commodity-based Market Measure can be volatile based on a number of factors that we cannot control
          Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of a commodity-based Market Measure and the value of the Notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, certain commodity-based Market Measures may be concentrated in only a few, or even a single industry (i.e. energy). These Market Measures are likely to be more volatile than those comprised of a variety of commodities.
With respect to a commodity-based Market Measure, suspension or disruptions of market trading in the commodity and related futures markets, or in the Market Measure, may adversely affect the value of the Notes

          The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the level of or trading in the Market Measure, or the manner in which it is calculated, and therefore, the value of the Notes.
Notes linked to a commodity-based Market Measure will not be regulated by the CFTC
          Unlike an investment in the Notes linked to a commodity-based Market Measure, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”). Because Notes linked to a commodity-based Market Measure will not be interests in a commodity pool, such Notes will not be regulated by the CFTC as a commodity pool, neither AIGPF nor AIG will be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. Notes linked to a commodity-based Market Measure will not constitute investments by you or by AIGPF or AIG on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). Neither AIGPF nor AIG is registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.
A commodity-based Market Measure may include futures contracts on foreign exchanges that are less regulated than U.S. markets
          A commodity-based Market Measure may include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for a Market Measure Publisher (as defined below) to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Market Measure.

DESCRIPTION OF THE NOTES
          AIG Program Funding, Inc. (“AIGPF”) will issue Notes as part of a series of senior unsecured debt securities, fully and unconditionally guaranteed by American International Group, Inc. (“AIG”), entitled “Medium-Term Notes, Series AIG-FP(PF),” under the Indenture dated as of November 9, 2007 among AIGPF, AIG, as guarantor, and The Bank of New York, as trustee, each of which is more fully described in the accompanying prospectus supplement. The Notes will mature on the date set forth in the applicable pricing supplement relating to a specific issue of Notes. Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.
          The Notes will not be subject to redemption by AIGPF or repayment at the option of any holder of the Notes prior to the maturity date.
          AIGPF will issue the Notes in the denominations of whole units, each with a public offering price per unit as set forth in the applicable pricing supplement (the “Original Offering Price”). You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the sections entitled “Description of Notes We May Offer — Book-Entry System” in the accompanying prospectus supplement and “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.
          The Notes will not have the benefit of any sinking fund. There is no principal protection on the Notes and therefore you will not receive a minimum fixed amount on the maturity date.
Payment on the Maturity Date
          On the maturity date, you will be entitled to receive a cash payment per unit in United Stated dollars equal to the Redemption Amount per unit, as provided below. There will be no other payment of interest, periodic or otherwise, on the Notes.
Determination of the Redemption Amount
          The Redemption Amount per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and will equal:
          (i) If the Ending Value of the Market Measure is greater than its Starting Value:
provided, however, the Redemption Amount will not exceed an amount per unit as set forth in the applicable pricing supplement (the “Capped Value”). The Capped Value will be determined on the Pricing Date and will be set forth in the applicable pricing supplement made available in connection with sales of a specific issue of the Notes.
          (ii) If the Ending Value is less than or equal to the Starting Value:
          The “Starting Value” will be the value of the Market Measure on the Pricing Date as determined by the Calculation Agent.
          Ending Value Calculation — Equity-Based Market Measures
          If the Market Measure to which your Notes are linked is equity-based, the Ending Value will be determined by the Calculation Agent and will equal the closing values, or the average of the closing values, of such Market Measure determined on each of a certain number of Calculation Days during the Calculation Period. The timing and exact number of Calculation Days in the Calculation Period, which may be one or more, will be set forth in the applicable pricing supplement. We may calculate the Ending Value by reference to a fewer number of days than set forth in the applicable pricing supplement if, during the period shortly before the maturity date of an issue of Notes, there is a disruption in the trading of the Market Measure or a sufficient number of components included in the Market Measure or certain futures or options contracts relating to a Market Measure or components of a Market Measure. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Market Measure on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Market Measure determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on the last scheduled Market Measure Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as defined below) on that scheduled Market Measure Business Day.
          Ending Value Calculation — Commodity Based Market Measures
          If the Market Measure to which your Notes are linked is commodity-based, the Ending Value with respect to the Redemption Amount payable on the stated maturity date will equal the closing level of the Market Measure on a specific Calculation Day, as set forth in the applicable pricing supplement, provided that if a Market Disruption Event occurs on that date, the Ending Value will be determined according to the Market Disruption Calculation (as described below).
          The “Calculation Period” means the period shortly before the maturity date the timing and length of which will be set forth in the applicable pricing supplement.
          A “Calculation Day” means any Market Measure Business Day during the Calculation Period on which a Market Disruption Event has not occurred.
          A “Market Measure Business Day” means, unless otherwise specified in the applicable pricing supplement, a day on which (i) the Market Measure (or successor market measure, if any) is calculated and published and (ii) the exchanges on which the Market Measure or Market Measure components (or the components of any successor market measure) are traded, are open for trading.
          Market Disruption Event — Equity-Based Market Measures
          For equity-based Market Measures, “Market Disruption Event” means either of the following events as determined by the Calculation Agent:
(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise Market Measure or any successor market measure; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any successor market measure.
          For the purpose of determining whether a Market Disruption Event has occurred:
(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any successor market measure, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Market Measure, or any successor market measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;
(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and,

(5)	if applicable to equity-based Market Measures with component stocks listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.
          Market Disruption Event — Commodity-Based Market Measures
          For commodity-based Market Measures, “Market Disruption Event” means one or more of the following events as determined by the Calculation Agent:
(1)	a material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)	the exchange published settlement price for any Market Measure component is a “limit price,” which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules.;

(3)	failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component;

(4)	a suspension of trading in one or more Market Measure components, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time; or

(5)	any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.
          For Notes linked to a commodity-based Market Measure, in the event a Market Disruption Event has occurred on the Calculation Day, the Market Measure level will be determined by the Calculation Agent pursuant to the following “Market Disruption Calculation”:
(1)	With respect to each Market Measure component that is not affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price of each related futures contract on the Calculation Day.

(2)	With respect to each Market Measure component that is affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price of each related futures contract on the first day following the Calculation Day on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in the Market Measure on the Calculation Day and on each day to and including the second scheduled Market Measure Business Day prior to maturity (the “Cut-Off Date”), the price of such contract used to determine the Ending Value will be estimated by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances.

(3)	The Calculation Agent shall determine the Market Measure level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of the Market Measure.

          All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on AIGPF and the holders and beneficial owners of the Notes.
Adjustments to the Market Measure
          If at any time a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the Calculation Agent, fairly represent the level of the Market Measure had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index, in the case of equity-based Market Measures, or of a level of a commodity futures index, in the case of a commodity-based Market Measure, comparable to such specific Market Measure as if those changes or modifications had not been made, and calculate the closing level with reference to the Market Measure, as so adjusted. Accordingly, if the method of calculating a Market Measure is modified so that the level of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Market Measure in order to arrive at a level of the Market Measure as if it had not been modified.
Discontinuance of the Market Measure or Termination of a Market Measure License
          If a Market Measure Publisher discontinues publication of a Market Measure to which an issue of Notes is linked, or one or more components of a Market Measure in the case of a basket, or if our license in respect of a Market Measure is terminated, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the Calculation Agent determines, in its sole discretion, to be comparable to that Market Measure (a “successor market measure”), then, upon the Calculation Agent’s notification of that determination to the trustee, AIGPF and AIG, the Calculation Agent will substitute the successor market measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor market measure, AIGPF will cause notice to be given to holders of the Notes.
          In the event that a Market Measure Publisher discontinues publication of a Market Measure, or if our license in respect of such Market Measure is terminated, and:
•	the Calculation Agent does not select a successor market measure; or

•	the successor market measure is not published on any of the Calculation Days or the Calculation Day, as applicable, the Calculation Agent will compute a substitute level for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance or termination. If a successor market measure is selected or the Calculation Agent calculates a level as a substitute for a Market Measure as described below, the successor market measure or level will be used as a substitute for that Market Measure for all purposes, including the purpose of determining whether a Market Disruption Event exists.
          If a Market Measure Publisher discontinues publication of the Market Measure, or if our license in respect of the Market Measure is terminated, before the Calculation Period or Calculation Day, as applicable, and the Calculation Agent determines that no successor market measure is available at that time, then on each scheduled Market Measure Business Day until the earlier to occur of:
•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a successor market measure is available, the Calculation Agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.
          Notwithstanding these alternative arrangements, discontinuance of the publication of, or termination of the license in respect of, the specific Market Measure to which your Notes are linked may adversely affect trading in the Notes.

Events of Default and Acceleration
          In case an Event of Default with respect to any issue of Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each Original Offering Price per unit, will be equal to the Redemption Amount per unit, calculated as though the date of acceleration were the stated maturity date of the Notes.
          In case of default in payment of the Notes, whether on the maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then-current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means the display page designated as “FEDFUNDS1” on the Reuters service or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying prospectus supplement.

THE MARKET MEASURE
General
          The Market Measure to which a specific issue of Notes are linked will be set forth in the applicable pricing supplement. Each Market Measure allows investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the Market Measure, from the Starting Value to the Ending Value.
          A Market Measure may be a commodity- or equity-based index or indices, the value of a single stock, commodity or item, any other statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or any combination thereof. The Market Measure applicable to your Notes may also be a basket of two or more of these indices or statistical measures, in which case each one will be referred to as a “basket component.”
Baskets
          A basket is designed to allow investors to participate in the percentage changes in the levels of the basket components from the Starting Value to the Ending Value of the basket. If the Market Measure to which your Notes are linked is a basket, the basket components will be set forth in the applicable pricing supplement. Each basket component will be assigned a weighting (the “Initial Weighting”) so that each basket component represents a portion of the value of the basket on the Pricing Date. The basket components may be assigned equal Initial Weightings or the basket components may be assigned unequal Initial Weightings. The Initial Weighting of any basket component will be set forth in the applicable pricing supplement.
          Determination of the Multiplier for each Basket Component
          A fixed factor (the “Multiplier”) will be determined for each basket component, based upon the weighting of that basket component. The Multiplier for each basket component will be calculated on the Pricing Date and will equal:
•	the weighting (as a percentage) for that basket component, multiplied by 100; and

•	divided by the closing level of that basket component on the Pricing Date and rounded to eight decimal places.
          The Multipliers will be calculated in this way so that the value of the basket will equal 100 on the Pricing Date. The Multipliers will not be revised subsequent to their determination on the Pricing Date except that the Calculation Agent may in its good faith judgment adjust the Multiplier of any basket component in the event that basket component is materially changed or modified in a manner that does not, in the opinion of the Calculation Agent, fairly represent the level of that basket component had those material changes or modifications not been made.
          Computation of the Basket
          The Calculation Agent will calculate the value of the basket by summing the products of the closing level for each basket component on a Calculation Day and the Multiplier applicable to each basket component. The value of the basket will vary based on the increase or decrease in the level of each basket component. Any increase in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in an increase in the value of the basket. Conversely, any decrease in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in a decrease in the value of the basket.
          The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Weightings or Multipliers, which will be set forth in the applicable pricing supplement.

Example 1:
The hypothetical basket components are Index ABC and Index XYZ, each weighted equally on a hypothetical Pricing Date:

				Initial Basket
	Initial	Closing	Hypothetical	Level
Basket Component	Weighting	Level(1)	Multiplier(2)	Contribution

Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	50.00%	3,500.00	0.01428571	50.00
Starting Value				100.00
Example 2:
The hypothetical basket components are Index ABC, Index XYZ and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively:

				Initial Basket
	Initial	Closing	Hypothetical	Level
Basket Component	Weighting	Level(1)	Multiplier(2)	Contribution

Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033057	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This is the closing level of each basket component on the hypothetical Pricing Date.

(2)	The hypothetical Multiplier equals the initial weighting of the basket component (as a percentage) multiplied by 100, and then divided by the closing level of that basket component Index on the hypothetical Pricing Date and rounded to eight decimal places. The actual basket components, Initial Weightings, Multipliers and the Pricing Date will be set forth in the applicable pricing supplement.

UNITED STATES FEDERAL INCOME TAXATION
United States Holders
          The United States federal income tax consequences of your investment in the Notes are uncertain. Pursuant to the terms of the Notes, AIG and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as pre-paid cash-settlement derivative contracts with respect to the Market Measure. If your Notes are so treated, as discussed under the heading “United States Taxation—United States Holders—Prepaid Forward or Derivative Contracts” in the accompanying prospectus supplement, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss would generally be long term capital gain or loss if you have a holding period for your Notes of more than one year.
          Notwithstanding the discussion below under the heading “ — Potential Change in Law”, it would be reasonable for you to treat your Notes in the manner described above under current law. For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “United States Taxation—United States Holders—Prepaid or Derivative Contracts” in the accompanying prospectus supplement. In addition to the alternative characterizations discussed in the prospectus supplement, with respect to listed Notes, the Internal Revenue Service could seek to characterize your Notes as one or more “nonequity options” that are subject to the special “mark-to-market” rules under Section 1256 of the Internal Revenue Code.
United States Alien Holders
          Notwithstanding that the Notes are not principal-protected and may not be treated as debt for U.S. federal income tax purposes and subject to the discussion below under the heading “—Potential Change in Law”, the discussion of U.S. federal income and estate tax consequences under “United States Taxation—United States Alien Holders” in the prospectus supplement should generally be applicable to a United States alien holder of the Notes.
Potential Change in Law
          On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, United States holders of the Notes will ultimately be required to accrue, and pay tax on, amounts of ordinary income throughout the period they own the Notes and that this requirement could be applied on a retroactive basis. Furthermore, it is possible, that under such guidance (except to the extent that an income tax treaty applies), we would be required to withhold tax on payments to United States alien holders of the Notes, and that, in the absence of withholding, United States alien holders of the Notes would be subject to tax at a 30% rate (or lower rate as may be imposed by treaty), which liability could be imposed on a retroactive basis. AIG is not required to pay additional amounts to holders of the Notes, or to redeem the Notes, if the withholding or payment of such tax were to be required. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in the preceding three paragraphs unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determines that some other treatment is more appropriate.
          In addition, a member of the House of Representatives recently introduced a bill that, if enacted, would require holders that acquire the Notes after the bill is enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not currently possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill, as enacted, would affect the tax treatment of your Notes.

ERISA CONSIDERATIONS
          The Notes may not be purchased or held by any employee benefit plan or other plan or account that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code (each, a “plan”), or by any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”), unless in each case the purchaser or holder is eligible for exemptive relief from the prohibited transaction rules of ERISA and Section 4975 of the Code under a prohibited transaction class exemption issued by the Department of Labor or another applicable statutory or administrative exemption. Each purchaser or holder of the Notes will be deemed to represent that either (1) it is not a plan or plan asset entity and is not purchasing the Notes on behalf of or with plan assets or (2) with respect to the purchase and holding, it is eligible for relief under a prohibited transaction class exemption or other applicable statutory or administrative exemption from the prohibited transaction rules of ERISA and Section 4975 of the Code. The foregoing supplements the discussion under ERISA Considerations in the base prospectus dated July 13, 2007.
USE OF PROCEEDS
          We intend to lend the net proceeds from the sale of the Notes to AIG-FP or certain of its subsidiaries for use for general corporate purposes.
SUPPLEMENTAL PLAN OF DISTRIBUTION
          MLPF&S has advised AIGPF that it will initially offer all or part of the Notes directly to the public on a fixed price basis at the offering price set forth on the applicable pricing supplement and it may offer the Notes to dealers at that price less a concession not in excess of the underwriting discount set forth on the cover of the applicable pricing supplement. After the initial public offering, the public offering price and concession may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.
          MLPF&S has advised us that, if you place an order to purchase these offered securities through MLPF&S or any of its affiliates, MLPF&S will consider you to be consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from us.
          Concurrently with the pricing of an offering of the Notes, we intend to enter into a swap transaction with an affiliate of the underwriter, MLPF&S, to hedge completely our market risk under the Notes. Under this swap transaction we will entitled to receive from the swap counterparty payments equal to all amounts due under the Notes, on the due date for such amounts, in exchange for periodic LIBOR-based payments by us to the swap counterparty.

INDEX OF CERTAIN DEFINED TERMS

Calculation Agent	PS-1
Calculation Day	PS-11
Calculation Period	PS-11
Capped Value	PS-10
Ending Value	PS-1
Market Disruption Event	PS-11
Market Measure	PS-1
Market Measure Business Day	PS-11
Market Measure Publisher	PS-7
Notes	PS-1
Pricing Date	PS-1
Redemption Amount	PS-10
Starting Value	PS-10
successor market measure	PS-13
Capitalized terms used in this product supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus supplement and prospectus, as applicable.

AIG Program Funding, Inc.
Medium-Term Notes, Series AIG-FP(PF)
Accelerated Return NotesSM
fully and unconditionally guaranteed by
American International Group, Inc.

PRODUCT SUPPLEMENT

Merrill Lynch & Co.
January 17, 2008
Accelerated Return NotesSM is a service mark of Merrill Lynch & Co., Inc., and has been authorized for use by AIG Program Funding, Inc.